Exhibit 10.1

AMENDMENT AND AGREEMENT

This AMENDMENT AND AGREEMENT, dated as of April 10, 2009 (this “Amendment and Agreement”), is hereby entered into by and between American Apparel, Inc., a Delaware corporation (the “Company”), and Lion/Hollywood L.L.C., a Delaware limited liability company (“Lion”).

WHEREAS, the Company and Lion Capital (Guernsey) II Limited entered into the Investment Agreement, dated as of March 13, 2009 (the “Investment Agreement”) and, subsequently, Lion Capital (Guernsey) II Limited assigned all of its rights and obligations under the Investment Agreement to Lion and Lion was substituted as a party to the Investment Agreement;

WHEREAS, the Company and Lion each desire to enter into this Amendment and Agreement for the purpose of amending the Investment Agreement and setting forth certain other agreements of the parties hereto;

WHEREAS, Section 5.2 of the Investment Agreement permits the Company and Lion to amend the Investment Agreement by an instrument in writing signed by duly authorized officers of each of the Company and Lion; and

WHEREAS, the Company and Lion each desire to amend the Investment Agreement and enter into certain other agreements as provided herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the Company and Lion hereby agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Investment Agreement.

2.           Amendment and Agreement to Section 4.1(c) of the Investment Agreement.  Section 4.1(c) of the Investment Agreement is hereby amended and restated in its entirety as follows:

“The Company shall, subject to applicable law and regulatory requirements, use its reasonable best efforts to take all necessary or desirable actions as may be required under applicable law or regulatory requirements to cause the two individuals designated by Investor as the initial Investor Directors to be appointed or elected to the Board not later than the earlier of (1) the first annual meeting of stockholders of the Company to occur following the Closing and (2) June 30, 2009.”

3.           Amendment and Agreement to Section 4.1(f) of the Investment Agreement.  Section 4.1(f) of the Investment Agreement is hereby amended and restated in its entirety as follows:

“For so long as Investor has the right to designate any person for nomination for election to the Board pursuant to Section 4.1(a), the Company shall not (1) increase the size of the Board to more than 10 directors (or 13 directors in the event the Company increases the size of the Board to 12 directors in accordance with this Section 4.1(f)), or (2) amend its certificate of incorporation or bylaws in any manner (or take any similar action) that would materially and adversely affect Investor’s rights under this Section 4.1 or the Company’s ability to comply with its obligations under this Section 4.1; provided, however, in the event that, as of June 30, 2009, the two Investor Directors have not been elected or appointed as directors of the Company in accordance with Section 4.1(c), the Company shall take all action necessary (including adopting an amendment to its bylaws) to (i) increase the size of the Board to 12 directors, in which case (A) Investor shall be entitled to a third Investor Director under Section 4.1(a) for so long as Investor beneficially owns at least 3,000,000 shares of Warrant Stock and (B) Investor shall not be entitled to the Investor Observer, and (ii) appoint the three Investor Directors to fill the three newly created directorships, in each case effective on or prior to June 30, 2009.”

4.           Observer Rights.  The Company agrees that, from and after the date hereof until the election or appointment of such Investor Directors as directors of the Company in accordance with Section 4.1(c) or (f) (as the case may be), each of the Investor Directors (or any alternate designated by any such Investor Director) shall have the right to attend all meetings of the Board, observe all deliberations of the Board and receive copies of all materials provided to the Board; provided that such Investor Directors (and any such alternate) shall have no voting rights with respect to actions taken or elected not to be taken by the Board until such Investor Directors are elected as directors of the Company; and provided, further, that each such Investor Director (and any such alternate) shall be entitled to expense reimbursement in connection with attending such meetings of the Board in accordance with Section 4.1(h) of the Investment Agreement (it being understood that such expense reimbursement shall not apply to more than two such Investor Directors and/or alternates in respect of any meeting of the Board).  For the avoidance of doubt, the rights provided in this Section 4 shall be in addition to Lion’s right to designate an Investor Observer and the Investor Observer’s right to attend meetings of the Board, observe deliberations of the Board, receive copies of materials provided to the Board and receive expense reimbursement, in each case, pursuant to and in accordance with Section 4.1 of the Investment Agreement.

5.           Company Proxy Statement.  The Company agrees to use its reasonable best efforts to file a preliminary proxy statement (the “Proxy Statement”) for the first annual meeting of stockholders of the Company to occur following the Closing (the “Stockholder Meeting”) on or prior to April 30, 2009.  The Company further agrees to nominate each of the Investor Directors to be elected as a director at the Stockholder Meeting, include each such nomination and other required information regarding such individuals in the Proxy Statement and solicit or cause the solicitation of proxies in connection with the election of each such individual as a director.

6.           Representations and Warranties.  Each of the Company and Lion hereby represents and warrants that (a) it has the requisite power and authority to execute and deliver this Amendment and Agreement, (b) this Amendment and Agreement has been duly and validly authorized by all necessary action by such party, and (c) this Amendment and Agreement has been duly and validly executed and delivered and, assuming due authorization and execution by the other party hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

7.           Governing Law; Jurisdiction.  This Amendment and Agreement will be governed by and construed in accordance with the laws of the State of New York.  Any action against either party hereto, including any action for provisional or conservatory measures or action to enforce any judgment entered by any court in respect of any thereof, may be brought in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and each party hereto irrevocably consents to the jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each party hereto irrevocably consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County, and in the courts hearing appeals therefrom.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Amendment and Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Amendment and Agreement, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Amendment and Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

8.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO

THIS AMENDMENT AND AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.           Specific Performance.  The parties hereby acknowledge and agree that each party would not have an adequate remedy at law for money damages, and irreparable damage would occur, in the event that any of the provisions of this Amendment and Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and Agreement by the other party and to enforce specifically the terms and provisions of this Amendment and Agreement against the other party, this being in addition to any other remedy to which either such party is entitled at law or in equity, and each party waives (a) the defense in any action for an injunction or other equitable relief that a remedy at law would be adequate and (b) agrees that any such action for injunctive relief or specific performance may be brought in (and hereby irrevocably submits to the jurisdiction of) any federal or state court in the State of New York.

10.           Severability.  If any provision of this Amendment and Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

11.           Counterparts and Facsimile.  For the convenience of the parties hereto, this Amendment and Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Amendment and Agreement may be delivered by facsimile or other electronic means and such electronic signature pages will be deemed as sufficient as if physical signature pages had been delivered.

12.           No Other Amendment and Agreements.  Except to the extent expressly amended by this Amendment and Agreement, all terms of the Investment Agreement shall remain in full force and effect without amendment, change or modification.

13.           References to Investment Agreement.  All references in the Investment Agreement to the “Agreement” shall be deemed to be the Investment Agreement as amended by this Amendment and Agreement.

IN WITNESS WHEREOF, the Company and Lion have caused this Amendment and Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN APPAREL, INC.

By:	/s/ Adrian Kowalewski
Name: Adrian Kowalewski
Title: Chief Financial Officer

LION/HOLLYWOOD L.L.C.

By:	/s/ Jacob Capps
Name: Jacob Capps
Title: President

(Signature Page to Amendment and Agreement)